SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                       -----------------------------------


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
     TO RULE 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(b)

                               (Amendment No. )(1)

                                 Gevity HR, Inc.
                     (formerly known as Staff Leasing, Inc.)
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    374393106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  June 6, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

               Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                      |_|      Rule 13d-1(b)

                      [X]      Rule 13d-1(c)

                      |_|      Rule 13d-1(d)


-------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No.374393106                    13G                    Page


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     BNP Paribas SA(2)
     94-1677765

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [_]
     (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Republic of France
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0(3)
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0(3)
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________

-------------------------
(2) This Schedule 13G reports the Reporting Companies' status as passive investors, pursuant to Rule 13d-1(c), and is being filed in light of the recent transactions effected by Gevity HR, Inc. with certain of its shareholders, as reported in Gevity HR, Inc.'s Form 8-K filed on June 10, 2003.

(3) BNP Paribas may be deemed to be the beneficial owner of the common stock of Gevity HR, Inc. reported herein through its ownership of Paribas North America, Inc. and BNP Paribas Principal Incorporated. Such indirect ownership of Gevity HR, Inc. is not included above so as to avoid double counting.

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        0(3)
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [_]



________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


        0(3)
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON


        BK
________________________________________________________________________________


Item 1(a).  Name of Issuer:

            Gevity HR, Inc. (formerly known as Staff Leasing, Inc.)

Item 1(b).  Address of Issuer's Principal Executive Offices:

            600 301 Boulevard West
            Bradenton, FL 34205

Item 2(a).  Name of Person Filing:

            BNP Paribas SA

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            787 Seventh Avenue
            New York, NY 10019

Item 2(c).  Citizenship:

            French

Item 2(d).  Title of Class of Securities:

            Common Stock, $.01 par value

Item 2(e).  CUSIP Number:

            374393106

Item 3. If This Statement  is  Filed  Pursuant  to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

        (a)  |_|  Broker or dealer  registered under  Section 15 of the Exchange
                  Act.

        (b)  |_|  Bank as defined in Section 3(a)(6) of the Exchange Act.

        (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act.

        (d)  |_|  Investment   company   registered  under   Section  8  of  the
                  Investment Company Act.

        (e)  |_|  An investment adviser in accordance with  Rule 13d-1(b)(1)(ii)
                  (E).

        (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

        (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

        (h) |_| A savings association as defined in Section 3 (b) of the Federal Deposit Insurance Act.

        (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

        (j)  |_|  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

        If this statement is filed pursuant to Rule 13d-1(c), check this box.[X]

Item 4.  Ownership.

         (a)  Amount beneficially held:

                  0(3)

         (b)  Percent of class:

                  0(3)

         (c)  Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote:

                    0(3)

              (ii)  Shared power to vote or to direct the vote:

                    0

              (iii) Sole power to dispose or to direct the disposition of:

                    0(3)

              (iv)  Shared power to dispose or to direct the disposition of:

                    0

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.374393106                    13G                    Page


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Paribas North America, Inc.(2)
     13-1929559

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [_]
     (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     State of Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           190,000(4)
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         190,000(4)
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________

-------------------------
(4) Paribas North America, Inc. may be deemed to be the beneficial owner of the common stock of Gevity HR, Inc. reported herein through its ownership of BNP Paribas Principal Incorporated. Such indirect ownership of Gevity HR, Inc. is not included above so as to avoid double counting.

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        190,000(4)
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES(2) [_]



________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


        0.99%(5)
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON


        CO
________________________________________________________________________________


Item 1(a).  Name of Issuer:

            Gevity HR, Inc. (formerly known as Staff Leasing, Inc.)

Item 1(b).  Address of Issuer's Principal Executive Offices:

            600 301 Boulevard West
            Bradenton, FL  34205

Item 2(a).  Name of Person Filing:

            Paribas North America, Inc.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            787 Seventh Avenue
            New York, NY  10019

Item 2(c).  Citizenship:

            State of Delaware

Item 2(d).  Title of Class of Securities:

            Common Stock, $.01 par value

Item 2(e).  CUSIP Number:

            374393106


-------------------------
(5)       All  percentages  reported   herein are  based  on  the  aggregate  of
19,273,200 common shares outstanding, which number was reported by the issuer to the Reporting Companies herein on June 30, 2003.

Item 3. If This Statement  is  Filed  Pursuant  to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

        (a)  |_|  Broker or dealer  registered under  Section 15 of the Exchange
                  Act.

        (b)  |_|  Bank as defined in Section 3(a)(6) of the Exchange Act.

        (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act.

        (d)  |_|  Investment   company   registered  under   Section  8  of  the
                  Investment Company Act.

        (e)  |_|  An investment adviser in accordance with  Rule 13d-1(b)(1)(ii)
                  (E).

        (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

        (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

        (h) |_| A savings association as defined in Section 3 (b) of the Federal Deposit Insurance Act.

        (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

        (j)  |_|  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

        If this statement is filed pursuant to Rule 13d-1(c), check this box.[X]

Item 4.  Ownership.

         (a)  Amount beneficially held:

                  190,000(4)

         (b)  Percent of class:

                  0.99%(5)

         (c)  Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote:

                    190,000(4)


              (ii)  Shared power to vote or to direct the vote:

                    0

              (iii) Sole power to dispose or to direct the disposition of:

                    190,000(4)

              (iv)  Shared power to dispose or to direct the disposition of:

                    0

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.374393106                    13G                    Page


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     BNP Paribas Principal Incorporated(2)
     13-3529118

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [_]
     (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     State of New York
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,205,421
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,205,421
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        1,205,421
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES(2) [_]



________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        6.25%(5)
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON


        CO
________________________________________________________________________________


Item 1(a).  Name of Issuer:

            Gevity HR, Inc. (formerly known as Staff Leasing, Inc.)

Item 1(b).  Address of Issuer's Principal Executive Offices:

            600 301 Boulevard West
            Bradenton, FL  34205

Item 2(a).  Name of Person Filing:

            BNP Paribas Principal, Inc.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            787 Seventh Avenue
            New York, NY  10019

Item 2(c).  Citizenship:

            State of New York

Item 2(d).  Title of Class of Securities:

            Common Stock, $.01 par value

Item 2(e).  CUSIP Number:

            374393106

Item 3. If This Statement  is  Filed  Pursuant  to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

        (a)  |_|  Broker or dealer  registered under  Section 15 of the Exchange
                  Act.

        (b)  |_|  Bank as defined in Section 3(a)(6) of the Exchange Act.

        (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act.

        (d)  |_|  Investment   company   registered  under   Section  8  of  the
                  Investment Company Act.

        (e)  |_|  An investment adviser in accordance with  Rule 13d-1(b)(1)(ii)
                  (E).

        (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

        (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

        (h) |_| A savings association as defined in Section 3 (b) of the Federal Deposit Insurance Act.

        (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

        (j)  |_|  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

        If this statement is filed pursuant to Rule 13d-1(c), check this box.[X]

Item 4.  Ownership.

         (a)  Amount beneficially held:

                  1,205,421

         (b)  Percent of class:

                  6.25%(5)

         (c)  Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote:

                    1,205,421


              (ii)  Shared power to vote or to direct the vote:

                    0

              (iii) Sole power to dispose or to direct the disposition of:

                    1,205,421

              (iv)  Shared power to dispose or to direct the disposition of:

                    0

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
After reasonable inquiry and to the best of our knowledge and belief, each Reporting Person certifies that the information set forth in this statement is true, complete and correct.

                                Date:   July 11, 2003

                                BNP PARIBAS
                                By:      /s/ M.S. Alexander
                                         ------------------------
                                         Name:  M.S. Alexander
                                         Title: Managing Director

                                PARIBAS NORTH AMERICA, INC.
                                By:      /s/ Thomas Clyne
                                         ----------------------------
                                         Name:  Thomas Clyne
                                         Title: Finance Director

                                BNP PARIBAS PRINCIPAL INCORPORATED
                                By:      /s/ M.S. Alexander
                                         ---------------------------
                                         Name:  M.S. Alexander
                                         Title: President



                                       13